Exhibit 10.1

AGREEMENT

AGREEMENT made and executed unto as of the 30th day of July, 2008 by and between CVS Caremark Corporation, a Delaware corporation (together with its successors and assigns, the “Company”) and Christopher Bodine (the “Executive”).

WHEREAS, the Company and the Executive have previously announced the Executive’s transition to a retirement; and

WHEREAS, both the Company and the Executive wish to memorialize various matters relating to such transition.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

A. Reference is made to the 2001 employment agreement by and between CVS Corporation and Executive (such binding employment agreement, as previously amended, being herein referred to as the “Employment Agreement”). Pursuant to Section 22 of the Employment Agreement, the Company and Executive hereby amend the Employment Agreement as follows, effective as of the date of this Agreement.

1.	Section 1 is amended by deleting Sections 1(k) and 1(l) and replacing all references to “Section 2(a)” with references to “Section 2”.

2.	Section 2 is amended by deleting such section in its entirety and replacing it with the following:

The term of Executive’s employment under this Agreement (the “Term of Employment”) shall commence on the date of this Agreement (the “Effective Date”) and, unless terminated earlier in accordance herewith, shall end on June 21, 2010.

3.	Section 3(a) is amended by replacing the first sentence with the following:

Executive shall serve as Special Advisor to the Chief Executive Officer of the Company (the “CEO”) and, in such capacity, shall perform such duties as are assigned to Executive from time to time by the CEO.

4.	Section 4 is amended by adding the following at the end of such section:

Notwithstanding the foregoing, during the period commencing on January 1, 2009 and ending May 31, 2009, Executive’s Base Salary shall be $29,167.00 per month and during the period commencing on June 1, 2009 and ending on June 21, 2010, Executive’s Base Salary shall be $2,500.00 per month.

5.	Section 5 is amended by deleting the period at the end of the first sentence and adding the following:

; provided, however, that (i) the target annual incentive award opportunity for the 2008 calendar year shall be 125% of Base Salary, (ii) the target incentive annual award opportunity for the 2009 calendar year shall be 100% of Base Salary paid during such year, and (iii) Executive shall not be eligible for an annual incentive award with respect to any period commencing after December 31, 2009.

6.	Section 6 is amended by adding the following at the end of such section:

; provided, however, that Executive shall not be eligible to receive any grants of equity-based compensation awards after December 31, 2008. Executive’s target award with respect to long-term cash incentive awards granted under the Company’s 1997 Incentive Compensation Plan, as amended, and 2007 Incentive Plan shall be $900,000 for the 2006 to 2008 performance period, and shall be $697,500.00 and $213,750.00, respectively, for the 2007 to 2009 and the 2008 to 2010 performance periods.

7.	The definition of “Constructive Termination Without Cause” in Section 10(c) is amended by adding the following at the end of such definition:

Notwithstanding the foregoing, any modifications to Executive’s duties, compensation or benefits that have been agreed between Executive and the Company in writing shall not constitute “Constructive Termination Without Cause”.

8.	Section 10(f) is amended by:

(a)	adding the following as a new paragraph after clause (vii) of Section 10(f):

Upon Executive’s Approved Early Retirement on or after June 21, 2010, Executive shall be entitled to the payments and benefits set forth in this subsection (except that clause (ii) of this subsection shall not apply).

(b)	deleting from the definition of “Approved Early Retirement” appearing in Section 10(f) the words “, if such termination is approved in advance by the Committee”.

9.	Section 12(b)(v) is amended by replacing the words “the remainder of the Term of Employment” with “June 21, 2012”.

B. Executive will be treated as an Executive Employee for purposes of Section 1.21(a) of the Company’s Supplemental Retirement Plan I for Select Senior Management during the period of his employment in accordance with his Employment Agreement.

C. Provided Executive does not retire or resign prior to December 31, 2009, Executive shall be relieved on January 1, 2010 from any and all repayment obligations with respect to any portion of the retention bonus awarded to Executive by the Company in 2001.

IN WITNESS WHEREOF, CVS Caremark Corporation has caused this instrument of amendment to be executed by its duly authorized officer, and the Executive has hereunto put his hand, as of the date first above written.

CVS CAREMARK CORPORATION

By:
V. Michael Ferdinandi Senior Vice President, Human Resources and Corporate Communications

Christopher Bodine

3